UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2008

CIBER, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23488	38-2046833
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado		80111
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (303) 220-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

On February 11, 2008, CIBER, Inc. (“CIBER”, the “Company” or “we”), as borrower, entered into a revolving credit agreement providing for a senior secured reducing revolving credit facility, with several financial institutions as lenders and Wells Fargo Bank, N.A. (“Wells Fargo”) as administrative agent, swing line lender and letter of credit issuer (the “Credit Facility”).  The Credit Facility replaces our previous $60 million revolving line of credit with Wells Fargo, and refinanced all amounts outstanding thereunder.

The Credit Facility provides for a $200 million revolving line of credit commitment (“Revolver”), which may be used (i) for revolving loans, (ii) for swing line advances, subject to a sub-limit of the lesser of $15 million or the aggregate revolving credit commitments of all lenders, and (iii) to request the issuance of letters of credit on CIBER’s behalf, subject to a sub-limit of $15 million.  The credit available under the Credit Facility may be used for the working capital and general corporate purpose needs of the Company and its subsidiaries, including for the repurchase of our convertible senior subordinated debentures.

The aggregate commitments under the Revolver will be reduced by $7.5 million on a quarterly basis beginning on March 31, 2009, and continuing through December 31, 2010.  Additionally, the Credit Facility is subject to mandatory prepayments (and commitment reductions) in amounts equal to the net cash proceeds of any asset disposition, event of loss (as defined in the credit agreement), issuance or incurrence of indebtedness and issuance of equity, subject in each case as appropriate to thresholds and other exceptions specified in the credit agreement.  The Credit Facility matures on February 11, 2011, at which time the remaining $140 million of aggregate commitments under the Revolver will be reduced and all outstanding revolving loans, swing line loans and letters of credit must be repaid in full.

Subject to applicable conditions, we may elect interest rates on our revolving borrowings calculated by reference to (i) the prime lending rate as announced by Wells Fargo (or, if higher, the federal funds rate plus 0.50%) (a “Base Rate Loan”), (ii) the reserve adjusted rate per annum equal to the offered rate for deposits in U.S. dollars for a one, two, three or six month period in the London interbank offered market (a “Eurodollar Rate Loan”), in each case plus an applicable margin (ranging from 0.00% to 0.25% for Base Rate Loans and from 0.75% to 1.75% for Eurodollar Rate Loans) that, following June 30, 2008, is determined by reference to our then-current consolidated total leverage ratio.  For swing line advances, CIBER will pay interest at the same rate of interest as a Base Rate Loan, plus the applicable margin.  We are also required to pay a fee per annum on the unused portion of the Credit Facility that ranges from 0.20% to 0.50%, also depending on CIBER’s then-current consolidated total leverage ratio following June 30, 2008.  The applicable margins on our Base Rate Loans and Eurodollar Rate Loans are currently at 0.25% and 1.75%, respectively, and the fee on the unused portion of the Credit Facility is currently at 0.50%.  These rates are in effect under the credit agreement until June 30, 2008.  In addition, for so long as our convertible senior subordinated debentures remain outstanding, a facility fee of .15% accrues on the entire amount of the commitment.

The Credit Facility and the related loan documents provide for the payment of specified fees and expenses, including administrative agent’s and arranger’s fees, as well as commitment and letter of credit fees, and contain certain loan covenants, including, among others, financial covenants providing for a maximum total leverage ratio, a maximum senior leverage ratio, a minimum interest coverage ratio, a minimum liquidity percentage and limitations on CIBER’s ability with regard to the incurrence of additional indebtedness and liens, dividends and stock repurchases, investments, guarantees, mergers, dispositions and acquisitions.  CIBER’s obligations under the Credit Facility are guaranteed by all of CIBER’s material domestic subsidiaries (the “Guarantors”) and are secured by the capital stock of the Guarantors and direct domestic subsidiaries of CIBER and 65% of the capital stock of CIBER’s direct foreign subsidiaries and all existing and future tangible and intangible assets of CIBER and each Guarantor.

The foregoing summary is qualified in its entirety by reference to the full text of the Credit Agreement and the Pledge and Security Agreement attached hereto as Exhibits 99.1 and 99.2, respectively, all of which exhibits are incorporated herein by reference.  Additionally, CIBER issued a press release on February 13,

2008, announcing the new Credit Facility, the full text of which is furnished as Exhibit 99.3 to this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01(d).  Exhibits.

99.1                           Credit Agreement, by and between CIBER, Inc., as borrower, Wells Fargo Bank N.A., as administrative agent, swing line lender and L/C issuer, and the other lender parties thereto, dated February 11, 2008.  The Schedules and Exhibits to the Agreement, which are listed in the Agreement, have been omitted.  CIBER agrees to supplementally furnish to the Commission a copy of any such schedules or exhibits upon request.

99.2                           Pledge and Security Agreement, by and among CIBER, Inc. and certain subsidiaries of CIBER, Inc., in favor of Wells Fargo Bank N.A., dated February 11, 2008.  The Schedules and Exhibits to the Agreement, which are listed in the Agreement, have been omitted.  CIBER agrees to supplementally furnish to the Commission a copy of any such schedules or exhibits upon request.

99.3                           Press release dated February 13, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIBER, Inc.

Date: February 14, 2008	By:	/s/ Peter H. Cheesbrough
Peter H. Cheesbrough
Chief Financial Officer and Executive Vice President